EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

LAREDO PETROLEUM ANNOUNCES 2015 SECOND-QUARTER
FINANCIAL AND OPERATING RESULTS

RAISES ESTIMATED 2015 PRODUCTION GROWTH RANGE TO 17% - 19%

TULSA, OK - August 6, 2015 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or “the Company”) today announced its 2015 second-quarter results, reporting a net loss attributable to common stockholders of $397.0 million, or $1.88 per diluted share, which includes a pre-tax, non-cash full cost ceiling impairment charge of $488.0 million. Adjusted Net Income, a non-GAAP financial measure, for the second quarter of 2015 was $9.8 million, or $0.05 per diluted share. Adjusted EBITDA, a non-GAAP financial measure, for the second quarter of 2015 was $117.9 million.
2015 Second-Quarter Highlights

•	Produced 46,532 barrels of oil equivalent (“BOE”) per day, up approximately 38% from the comparable second quarter of 2014

•	Generated Adjusted EBITDA of $117.9 million, flat with second-quarter 2014 as production growth and cost controls overcame a 46% decrease in realized oil prices

•	Reduced unit cash costs to $13.52 per BOE, a decrease of approximately 28% from the second-quarter 2014 rate of $18.85 per BOE, on a three-stream basis

•
Continued growth of the pipeline system managed by Medallion Gathering and Processing, LLC (“Medallion”), which is 49%-owned by Laredo Midstream Services, LLC (“LMS”), as total volumes increased to approximately 35,000 barrels of oil per day (“BOPD”) in the second quarter and are expected to be approximately 60,000 BOPD in the third quarter

•
Received $46.6 million of cash settlements on derivatives that matured in second-quarter 2015, increasing hedged pricing for oil by $21.62 per barrel and natural gas by $0.47 per thousand cubic feet, from pre-hedged average sales prices

Please see supplemental financial information at the end of this news release for reconciliations of non-GAAP financial measures.
“This quarter we exceeded our guidance for production, reduced capital and unit operating costs, benefitted from more than $46 million in cash flow from our hedge book and continued to invest in the Medallion pipeline system,” commented Randy A. Foutch, Laredo Chairman and Chief Executive Officer. “Horizontal wells completed late last year that now have at least 180 days of production are, in aggregate, performing better than type curve and contributed to production coming in above guidance. Our prior investments in data, production corridors and LMS, coupled with our focus on capital efficiency, has enabled the Company to optimize returns. We are further capitalizing on these investments by initiating an 11-well program in one 640-acre section along the Reagan North production corridor, targeting the Upper and Middle Wolfcamp zones with 10,000-foot laterals utilizing cost-efficient multi-well pads.”
“Cost reduction measures are now being realized via appreciably lower capital costs, unit lease operating expenses and general and administrative expenses. Additionally, long-term investments in the Medallion pipeline system are proving to be very valuable as third-party operators are recognizing Medallion’s ability to access price advantaged markets. Total system volumes on Medallion are now expected to exceed 100,000 barrels of oil per day by year end, as additional operators dedicate acreage to the Medallion system. As Laredo continues to plan and invest for the long-term, we expect to derive additional value for our shareholders from these efforts.”
Operational Update
In the second quarter of 2015, Laredo produced 46,532 BOE per day, up approximately 38% from three-stream production of 33,829 BOE per day in the second quarter of 2014. The Company completed 21 horizontal wells in the second quarter of 2015, with an average working interest of approximately 72%, comprised of 10 wells in the Upper Wolfcamp, six in the Lower Wolfcamp, four in the Cline and one in the Canyon. Additionally, the Company completed seven vertical wells with an average working interest of approximately 91%. Laredo expects to complete eight horizontal wells in the third quarter of 2015, with an average working interest of approximately 94%.
During the second quarter of 2015, 12 of the Company’s horizontal wells were completed on the JE Cox-Blanco production corridor. By tying the water handling and recycling system from the Reagan North corridor to the JE Cox-Blanco corridor, Laredo demonstrated the flexibility of its infrastructure systems and the ability to handle the approximately 3 million barrels of water associated with the completion operations. Additionally, the oil volumes produced on the corridor are gathered on crude gathering pipelines owned by LMS, increasing operated crude production gathered on LMS pipelines to 45%. These volumes realize a $0.95 per barrel pricing advantage versus oil transported by truck and were instrumental in pushing the Company’s crude oil price realizations to approximately 88% of West Texas Intermediate (“WTI”).
The longer-term performance of Laredo’s horizontal wells continues to support the Company’s type curves. Additionally, wells that achieved 180 days of production during the second quarter, on average, performed better than their type curves and improved the aggregate performance of all four zones. Based on 180-day cumulative production, the Company’s long-lateral horizontal wells, with at least 24 completed stages, are performing at or above type curve in all four initially targeted zones.

	Wells with 180 days of Production			Wells with 365 days of Production
Zone	No. of Wells	Avg. Cumulative Production per Well	% of Type Curve	No. of Wells	Avg. Cumulative Production per Well	% of Type Curve
	(long laterals)	(three-stream MBOE)		(long laterals)	(three-stream MBOE)

Upper Wolfcamp	61	91.2	101%	39	144.9	101%
Middle Wolfcamp	24	87.2	109%	15	131.0	104%
Lower Wolfcamp	21	79.2	100%	10	123.9	98%
Cline	13	98.5	104%	9	144.7	103%
Laredo’s focus on operational and capital efficiency, and the resulting positive impact on returns, has enabled the Company to accelerate drilling activity. Laredo is currently operating four horizontal rigs, two of which were added to drill an 11-well project in one section, targeting the Upper and Middle Wolfcamp zones. These wells are all projected to be approximately 10,000-foot laterals drilled on muti-well pads along the Reagan North production corridor. They are expected to be concurrently completed late in the fourth quarter of 2015 and achieve a full quarter of production impact during first-quarter 2016.
Laredo has begun to utilize its Earth Model reservoir characterization process to select landing points and geosteer horizontal wells in areas where the data has been fully processed and integrated. While limited in scope, the Company is encouraged by initial results. The Company will make a determination of the efficacy of the model once a statistically significant number of wells have reached at least 180 days of production.
In the second quarter of 2015, the Company reduced unit cash costs to $13.52 per BOE from $18.85 per BOE during the second quarter of 2014. Unit lease operating costs benefitted primarily from investments in water handling and disposal infrastructure within the Company’s production corridors as well as initiatives to reduce fuel and electricity costs in the field. The Company expects to recognize additional savings throughout the year as a result of these investments. General and administrative expenses experienced a substantial decrease from the second quarter of 2014, as savings were realized from the reduction in force and office consolidation the Company implemented in January of 2015.
Laredo Midstream Services Update
In the second quarter of 2015, Medallion, of which LMS is a 49% owner, conducted its first full quarter of operations of the Medallion pipeline system. During the second quarter, the system shipped approximately 3.1 million barrels of oil and in June achieved volumes of more than 38,000 BOPD. Based on third-quarter 2015 nominations, it is expected the pipeline will ship approximately 5.4 million barrels of oil in the third quarter, with the September 2015 nomination expected to exceed 80,000 BOPD.
The Medallion pipeline system continues to grow as third-party operators recognize the value of dedicating properties to the system. In the second quarter, the Laredo Board of Directors approved approximately $28 million to fund the Company’s share of proposed expansions that will extend parts of the system to additional third-party acreage dedications and build interconnects to other interbasin pipelines. Additionally, Medallion has been awarded a contract to expand the system to a new third-party producer that is dedicating acreage to the pipeline and Laredo may participate in this project. The expansion will grow the system to more than 400 miles of pipeline with acreage dedications in excess of 290,000 net acres. After giving effect to this expansion, Medallion anticipates transporting volumes of more than 100,000 BOPD by the end of 2015.
2015 Capital Program
During the second quarter of 2015, Laredo invested approximately $114 million in exploration and development activities and approximately $38 million in pipelines and related infrastructure assets held by LMS, including previously approved investments in Medallion. The Company’s Board of Directors has approved an increase of the 2015 capital budget to $595 million to fund additional drilling in the second half of the year and additional investments in the Medallion pipeline system.
On August 3, 2015, the Company entered into an agreement to sell non-strategic, and primarily non-operated properties and the associated production. The sale price for these assets is approximately $65 million, subject to customary closing adjustments.
Liquidity
At June 30, 2015, the Company had cash and equivalents of approximately $58 million and undrawn capacity under the senior secured credit facility of $875 million, resulting in total liquidity of approximately $933 million.
Commodity Derivatives
Laredo maintains an active hedging program to reduce the variability in its anticipated cash flow due to fluctuations in commodity prices. At August 5, 2015, the Company had hedges in place for the remaining two quarters of 2015 for 3,847,760 barrels of oil at a weighted-average floor price of $80.99 per barrel, representing approximately 100% of anticipated oil production for the remaining six months of 2015. The Company has also hedged 14,384,000 million British thermal units (“MMBtu”) of natural gas for the remaining six months of 2015 at a weighted-average floor price of $3.00 per MMBtu, representing approximately 60% of anticipated natural gas and natural gas liquids heat content for the last half of 2015. Additionally, the Company has basis swaps for the remaining six months of 2015 totaling 1,840,000 barrels of oil to hedge the Midland-WTI basis differential at WTI less $1.95 per barrel.
For 2016, the Company has hedged 5,227,800 barrels of oil at a weighted-average floor price of $77.25 per barrel and 18,666,000 MMBtu of natural gas at a weighted-average floor price of $3.00 per MMBtu. Additionally, for 2017, the Company has hedged 2,628,000 barrels of oil at a weighted-average floor price of $77.22 per barrel and 5,475,000 MMBtu of natural gas at a weighted average floor price of $3.00 per MMBtu.
Guidance
The table below reflects the Company’s guidance for the third and fourth quarters of 2015 and full-year 2015:

	3Q-2015	4Q-2015	FY-2015
Production (MMBOE)	3.9 - 4.1	3.7 - 3.9	16.1 - 16.5
Crude oil % of production	~46%	~46%	~47%
Natural gas liquids % of production	~26%	~26%	~25%
Natural gas % of production	~28%	~28%	~28%

Price Realizations (pre-hedge):
Crude oil (% of WTI)	~88%	~88%	~87%
Natural gas liquids (% of WTI)	~22%	~22%	~22%
Natural gas (% of Henry Hub)	~70%	~70%	~70%

Operating Costs & Expenses:
Lease operating expenses ($/BOE)	$6.25 - $7.25	$6.50 - $7.50	$6.50 - $7.50
Midstream expenses ($/BOE)	$0.40 - $0.50	$0.40 - $0.50	$0.40 - $0.50
Production and ad valorem taxes (% of oil and gas revenue)	7.75%	7.75%	7.75%
General and administrative expenses ($/BOE)	$5.75 - $6.75	$5.75 - $6.75	$5.50 - $6.50
Depletion, depreciation and amortization ($/BOE)	$15.50 - $16.50	$15.50 - $16.50	$16.00 - $17.00

Conference Call Details
Laredo has scheduled a conference call today at 9:00 a.m. CT (10:00 a.m. ET) to discuss its second-quarter 2015 financial and operating results and management’s outlook for the future, the content of which is not part of this earnings release. Participants may listen to the call via the Company’s website at www.laredopetro.com, under the tab for “Investor Relations.” The conference call may also be accessed by dialing 1-877-930-8286 and using the conference code 78876918. International participants may access the call by dialing 1-253-336-8309 and using conference code 78876918. It is recommended that participants dial in approximately 10 minutes prior to the start of the conference call. A telephonic replay will be available approximately two hours after the call on August 6, 2015 through Thursday, August 13, 2015. Participants may access this replay by dialing 1-855-859-2056 and using conference code 78876918.

About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties primarily in the Permian Basin in West Texas.

Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements

This press release and any oral statements made regarding the subject of this release, including in the conference call referenced herein, contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.

The preliminary results above are based on the most current information available to management. As a result, our final results may vary from these preliminary estimates. Such variances may be material; accordingly, you should not place undue reliance on these preliminary estimates.

General risks relating to Laredo include, but are not limited to, the decline in prices of oil, NGL and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2014, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and those set forth from time to time in other filings with the SEC. These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System ("EDGAR") at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

The SEC generally permits oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions and certain probable and possible reserves that meet the SEC’s definitions for such terms. In this press release and the conference call, the Company may use the terms “resource potential” and “estimated ultimate recovery,” or “EURs,” each of which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions. These terms refer to the Company’s internal estimates of unbooked hydrocarbon quantities that may be potentially added to proved reserves, largely from a specified resource play. A resource play is a term used by the Company to describe an accumulation of hydrocarbons known to exist over a large areal expanse and/or thick vertical section, which, when compared to a conventional play, typically has a lower geological and/or commercial development risk. EURs are based on the Company’s previous operating experience in a given area and publicly available information relating to the operations of producers who are conducting operations in these areas. Unbooked resource potential or EURs do not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules and do not include any proved reserves. Actual quantities of reserves that may be ultimately recovered from the Company’s interests may differ substantially from those presented herein. Factors affecting ultimate recovery include the scope of the Company’s ongoing drilling program, which will be directly affected by the availability of capital, decreases in oil and natural gas prices, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, negative revisions to reserve estimates and other factors as well as actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of unproved reserves may change significantly as development of the Company’s core assets provides additional data. In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

# # #

Contact:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

15-14

Laredo Petroleum, Inc.
Condensed consolidated statements of operations

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues:
Oil, NGL and natural gas sales	$125,554	$182,872	$243,672	$356,086
Midstream service revenues	1,726	172	3,035	268
Sales of purchased oil	55,051	—	86,318	—
Total revenues	182,331	183,044	333,025	356,354
Costs and expenses:
Lease operating expenses	29,206	20,179	61,586	41,964
Production and ad valorem taxes	9,500	13,160	18,586	25,610
Midstream service expenses	1,597	1,526	3,171	2,371
Minimum volume commitments	3,579	588	5,235	1,104
Costs of purchased oil	54,417	—	85,617	—
General and administrative	23,208	29,552	45,063	57,206
Restructuring expenses	—	—	6,042	—
Accretion of asset retirement obligations	593	422	1,172	837
Depletion, depreciation and amortization	72,112	53,056	144,054	102,663
Impairment expense	489,599	—	490,477	—
Total costs and expenses	683,811	118,483	861,003	231,755
Operating income (loss)	(501,480)	64,561	(527,978)	124,599
Non-operating income (expense):
Loss on derivatives, net	(63,899)	(63,125)	(744)	(94,237)
Income (loss) from equity method investee	2,914	(41)	2,481	(25)
Interest expense	(23,970)	(30,657)	(56,384)	(59,643)
Loss on early redemption of debt	(31,537)	—	(31,537)	—
Other	(908)	(11)	(1,547)	(73)
Non-operating expense, net	(117,400)	(93,834)	(87,731)	(153,978)
Loss before income taxes	(618,880)	(29,273)	(615,709)	(29,379)
Income tax benefit:
Deferred	221,846	10,374	218,203	10,267
Total income tax benefit	221,846	10,374	218,203	10,267
Net loss	$(397,034)	$(18,899)	$(397,506)	$(19,112)
Net loss per common share:
Basic	$(1.88)	$(0.13)	$(2.13)	$(0.14)
Diluted	$(1.88)	$(0.13)	$(2.13)	$(0.14)
Weighted-average common shares outstanding:
Basic	211,078	141,298	186,886	141,183
Diluted	211,078	141,298	186,886	141,183

Laredo Petroleum, Inc.
Condensed consolidated balance sheets

(in thousands)	June 30, 2015	December 31, 2014
Assets:	(unaudited)	(unaudited)
Current assets	$314,745	$365,253
Net property and equipment	3,085,280	3,354,082
Other noncurrent assets	302,004	213,214
Total assets	$3,702,029	$3,932,549

Liabilities and stockholders' equity:
Current liabilities	$310,074	$425,025
Long-term debt	1,425,000	1,801,295
Other noncurrent liabilities	38,008	143,028
Stockholders' equity	1,928,947	1,563,201
Total liabilities and stockholders' equity	$3,702,029	$3,932,549

Laredo Petroleum, Inc.
Condensed consolidated statements of cash flows

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2015	2014	2015	2014
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net loss	$(397,034)	$(18,899)	$(397,506)	$(19,112)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income tax benefit	(221,846)	(10,374)	(218,203)	(10,267)
Depletion, depreciation and amortization	72,112	53,056	144,054	102,663
Impairment expense	489,599	—	490,477	—
Loss on early redemption of debt	31,537	—	31,537	—
Non-cash stock-based compensation, net of amounts capitalized	6,268	6,396	11,056	10,725
Mark-to-market on derivatives:
Loss on derivatives, net	63,899	63,125	744	94,237
Cash settlements received (paid) for matured derivatives, net	46,596	(4,420)	109,737	(5,851)
Cash settlements received for early terminations of derivatives, net	—	—	—	76,660
Cash premiums paid for derivatives	(1,249)	(1,820)	(2,670)	(3,779)
Amortization of debt issuance costs	1,124	1,305	2,501	2,512
Other	(1,166)	669	(2,119)	1,226
Cash flows from operations before changes in working capital	89,840	89,038	169,608	249,014
Changes in working capital	(3,209)	20,471	(57,295)	(11,710)
Changes in other noncurrent liabilities and fair value of performance unit awards	809	2,473	1,992	2,795
Net cash provided by operating activities	87,440	111,982	114,305	240,099
Cash flows from investing activities:
Capital expenditures:
Acquisition of oil and natural gas properties	—	(6,493)	—	(6,493)
Acquisition of mineral interests	—	—	—	(7,305)
Oil and natural gas properties	(130,775)	(225,171)	(374,508)	(412,211)
Midstream service assets	(13,703)	(15,389)	(34,137)	(25,909)
Other fixed assets	(2,622)	(5,067)	(6,541)	(8,436)
Investment in equity method investee	—	(8,171)	(14,495)	(19,471)
Proceeds from dispositions of capital assets, net of costs	—	329	35	597
Net cash used in investing activities	(147,100)	(259,962)	(429,646)	(479,228)
Cash flows from financing activities:
Borrowings on Senior Secured Credit Facility	125,000	—	300,000	—
Payments on Senior Secured Credit Facility	—	—	(475,000)	—
Issuance of March 2023 and January 2022 Notes	—	—	350,000	450,000
Redemption of January 2019 Notes	(576,200)	—	(576,200)	—
Proceeds from issuance of common stock, net of offering costs	—	—	754,163	—
Other	(640)	(33)	(9,350)	(9,518)
Net cash (used in) provided by financing activities	(451,840)	(33)	343,613	440,482
Net (decrease) increase in cash and cash equivalents	(511,500)	(148,013)	28,272	201,353
Cash and cash equivalents, beginning of period	569,093	547,519	29,321	198,153
Cash and cash equivalents, end of period	$57,593	$399,506	$57,593	$399,506

Laredo Petroleum, Inc.
Selected operating data

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Sales volumes(1):
Oil (MBbl)	1,938	1,513	4,110	2,934
NGL (MBbl)	1,095	—	2,084	—
Natural gas (MMcf)	7,205	6,567	13,885	12,643
Oil equivalents (MBOE)(2)(3)	4,234	2,607	8,508	5,041
Average daily sales volumes (BOE/D)(3)	46,532	28,653	47,007	27,852
% Oil	46%	58%	48%	58%

Average sales prices(1):
Oil, realized ($/Bbl)(4)	$50.77	$94.47	$45.99	$93.17
NGL, realized ($/Bbl)(4)	$12.85	$—	$13.08	$—
Natural gas, realized ($/Mcf)(4)	$1.82	$6.08	$1.97	$6.54
Average price, realized ($/BOE)(4)	$29.65	$70.13	$28.64	$70.63
Oil, hedged ($/Bbl)(5)	$72.39	$90.55	$70.87	$90.25
NGL, hedged ($/Bbl)(5)	$12.85	$—	$13.08	$—
Natural gas, hedged ($/Mcf)(5)	$2.29	$6.04	$2.32	$6.46
Average price, hedged ($/BOE)(5)	$40.36	$67.75	$41.22	$68.73

Average costs per BOE sold(1):
Lease operating expenses	$6.90	$7.74	$7.24	$8.32
Production and ad valorem taxes	2.24	5.05	2.18	5.08
Midstream service expenses	0.38	0.59	0.37	0.47
General and administrative(6)	5.48	11.34	5.30	11.35
Depletion, depreciation and amortization	17.03	20.35	16.93	20.37
Total	$32.03	$45.07	$32.02	$45.59
_______________________________________________________________________________

(1)
For periods prior to January 1, 2015, we presented our sales volumes, average sales prices for oil and natural gas and average costs per BOE sold, which combined NGL with the natural gas stream, and did not separately report NGL. This change impacts the comparability of the two periods presented.

(2)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

(3)	The volumes presented are based on actual results and are not calculated using the rounded numbers presented in the table above.

(4)
Realized oil, NGL and natural gas prices are the actual prices realized at the wellhead after all adjustments for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price at the wellhead. The prices presented are based on actual results and are not calculated using the rounded numbers presented in the table above.

(5)
Hedged prices reflect the after-effect of our commodity hedging transactions on our average sales prices. Our calculation of such after-effects include current period settlements of matured commodity derivatives in accordance with GAAP and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to instruments that settled in the period. The prices presented are based on actual results and are not calculated using the rounded numbers presented in the table above.

(6)
General and administrative includes non-cash stock-based compensation, net of amount capitalized, of $6.3 million and $6.4 million for the three months ended June 30, 2015 and 2014, respectively, and $11.1 million and $10.7 million for the six months ended June 30, 2015 and 2014, respectively.

Laredo Petroleum, Inc.
Costs incurred

Costs incurred in the acquisition, exploration and development of oil and natural gas assets are presented below for the periods presented:

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2015	2014	2015	2014
	(unaudited)		(unaudited)
Property acquisition costs:
Evaluated	$—	$3,848	$—	$3,873
Unevaluated	—	2,645	—	9,925
Exploration	3,841	8,143	8,354	16,642
Development costs(1)	110,518	220,240	317,190	408,553
Total costs incurred	$114,359	$234,876	$325,544	$438,993
_______________________________________________________________________________

(1)
The costs incurred for oil and natural gas development activities include $0.5 million and $0.9 million in asset retirement obligations for the three months ended June 30, 2015 and 2014, respectively, and $1.0 million and $1.5 million for the six months ended June 30, 2015 and 2014, respectively.

Laredo Petroleum, Inc.
Supplemental reconciliation of GAAP to non-GAAP financial measures
(Unaudited)
Non-GAAP financial measures
The non-GAAP financial measures of Adjusted Net Income and Adjusted EBITDA, as defined by us, may not be comparable to similarly titled measures used by other companies. Therefore, these non-GAAP measures should be considered in conjunction with net income or loss and other performance measures prepared in accordance with GAAP, such as operating income or loss or cash flow from operating activities. Adjusted Net Income or Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income or loss or any other GAAP measure of liquidity or financial performance.
Adjusted Net Income
Adjusted Net Income is a non-GAAP financial measure used by the Company to evaluate performance, prior to gains or losses on derivatives, cash settlements of matured commodity derivatives, cash settlements on early terminated commodity derivatives, impairment expense, restructuring expenses, loss on early redemption of debt, buyout of minimum volume commitment, gains or losses on disposal of assets, write-off of debt issuance costs and bad debt expense.
The following presents a reconciliation of net loss to Adjusted Net Income:

	Three months ended June 30,		Six months ended June 30,
(in thousands, except for per share data, unaudited)	2015	2014	2015	2014
Net loss	$(397,034)	$(18,899)	$(397,506)	$(19,112)
Plus:
Impairment expense	489,599	—	490,477	—
Restructuring expenses	—	—	6,042	—
Loss on derivatives, net	63,899	63,125	744	94,237
Cash settlements received (paid) for matured commodity derivatives, net	46,596	(4,420)	109,737	(5,851)
Cash settlements received for early terminations of commodity derivatives, net	—	—	—	76,660
Write-off of debt issuance costs	—	—	—	124
Loss on disposal of assets, net	1,081	205	1,843	226
Loss on early redemption of debt	31,537	—	31,537	—
Buyout of minimum volume commitment	3,014	—	3,014	—
	238,692	40,011	245,888	146,284
Income tax adjustment(1)	(228,861)	(20,619)	(231,622)	(57,889)
Adjusted Net Income	$9,831	$19,392	$14,266	$88,395

Adjusted Net Income per common share:
Basic	$0.05	$0.14	$0.08	$0.63
Diluted	$0.05	$0.14	$0.08	$0.63
Weighted-average common shares outstanding:
Basic	211,078	141,298	186,886	141,183
Diluted	211,078	141,298	186,886	141,183
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(1)
The income tax adjustment is calculated by applying the tax rate of 36% for the three and six months ended June 30, 2015, respectively, and 35% for the three and six months ended June 30, 2014, respectively.

Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that we define as net income or loss plus adjustments for income tax expense or benefit, depletion, depreciation and amortization, bad debt expense, impairment expense, non-cash stock-based compensation, restructuring expenses, gains or losses on derivatives, cash settlements of matured commodity derivatives, cash settlements on early terminated commodity derivatives, premiums paid for derivatives that matured during the period, interest expense, write-off of debt issuance costs, gains or losses on disposal of assets, loss on early redemption of debt and buyout of minimum volume commitment. Adjusted EBITDA provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Adjusted EBITDA does not represent funds available for discretionary use because those funds are required for debt service, capital expenditures and working capital, income taxes, franchise taxes and other commitments and obligations. However, our management believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because this measure:

•
is widely used by investors in the oil and natural gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

•	is used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors and as a basis for strategic planning and forecasting.
There are significant limitations to the use of Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations to different companies and the different methods of calculating Adjusted EBITDA reported by different companies. Our measurements of Adjusted EBITDA for financial reporting as compared to compliance under our debt agreements differ.
The following presents a reconciliation of net loss to Adjusted EBITDA:

	Three months ended June 30,		Six months ended June 30,
(in thousands, unaudited)	2015	2014	2015	2014
Net loss	$(397,034)	$(18,899)	$(397,506)	$(19,112)
Plus:
Deferred income tax benefit	(221,846)	(10,374)	(218,203)	(10,267)
Depletion, depreciation and amortization	72,112	53,056	144,054	102,663
Impairment expense	489,599	—	490,477	—
Non-cash stock-based compensation, net of amounts capitalized	6,268	6,396	11,056	10,725
Restructuring expenses	—	—	6,042	—
Loss on derivatives, net	63,899	63,125	744	94,237
Cash settlements received (paid) for matured commodity derivatives, net	46,596	(4,420)	109,737	(5,851)
Cash settlements received for early terminations of commodity derivatives, net	—	—	—	76,660
Premiums paid for derivatives that matured during the period(1)	(1,249)	(1,820)	(2,670)	(3,779)
Interest expense	23,970	30,657	56,384	59,643
Write-off of debt issuance costs	—	—	—	124
Loss on disposal of assets, net	1,081	205	1,843	226
Loss on early redemption of debt	31,537	—	31,537	—
Buyout of minimum volume commitment	3,014	—	3,014	—
Adjusted EBITDA	$117,947	$117,926	$236,509	$305,269
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(1)	Reflects premiums incurred previously or upon settlement that are attributable to instruments settled in the respective periods presented.